LiveDeal Regains Compliance with NASDAQ Equity Requirement
LAS VEGAS--(BUSINESS WIRE)-- LiveDeal, Inc. (NASDAQ: LIVE), a provider of web-based customer acquisition and related products for small local businesses, today announced that it has received written notification from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company’s securities will continue to be listed on The NASDAQ Capital Market based upon the Company’s compliance with the terms of a NASDAQ Listing Qualifications Panel decision, which required the Company to evidence compliance with the applicable minimum stockholders’ equity requirement of $2.5 million by December 12, 2011.  Accordingly, the NASDAQ hearing process is now closed.

While the Company remains subject to a grace period for the NASDAQ $1 million market value of publicly held shares requirement, which does not expire until March 14, 2012, the Company will be deemed to have regained compliance with that requirement if it demonstrates a market value of publicly held shares of $1 million or more for 10 consecutive trading days. In that regard, based on the financing transaction that closed on December 12, 2011, and the recent increase in the Company’s stock price, as of the close of business on December 21, the Company had demonstrated a market value of publicly held shares in excess of $1 million for seven consecutive trading days. Based on its closing bid price on December 21, the Company’s market value of publicly held shares was approximately $5,643,525.

About LiveDeal, Inc.

LiveDeal, Inc. provides local customer acquisition services and related products for small businesses to deliver an affordable way for businesses to extend their marketing reach to target customers via the Internet.

Forward-Looking and Cautionary Statements

This press release may include statements that constitute "forward-looking statements," which are often characterized by the terms "may," "believes," "projects," "expects" or "anticipates," and do not reflect historical facts. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of LiveDeal, Inc. and its subsidiaries to be materially different from those expressed or implied by such forward-looking statements.

Factors that may affect forward-looking statements and the Company's business generally include, but are not limited to, (i) the risk factors and cautionary statements set forth in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2010; (ii) other factors or statements described in the Company's other filings with the Securities and Exchange Commission; and (iii) other factors that LiveDeal is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. LiveDeal does not undertake and specifically declines any obligation to update any forward-looking statements.

Contact:
LiveDeal, Inc.
Investor Relations Contact:
Lawrence Tomsic, 702-939-0230
Chief Financial Officer
ltomsic@livedeal.com

Press Release Contact:
Autumn Wofford, 702-589-5203
Office Manager
awofford@livedeal.com